Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

AUTOMATIC DATA PROCESSING, INC.

and

CDK GLOBAL HOLDINGS, LLC

Dated as of September 29, 2014

(i)

(ii)

EXHIBITS

Bylaws of Dealer	Exhibit A
Certificate of Incorporation of Dealer	Exhibit B
Form of Data Center Services Agreement	Exhibit C
Form of Employee Matters Agreement	Exhibit D
Form of Intellectual Property Transfer Agreement	Exhibit E
Form of Tax Matters Agreement	Exhibit F
Form of Transition Services Agreements	Exhibit G

SCHEDULES

ADP Assigned Agreements	Schedule 2.3(c)(i)
Dealer Assigned Agreements	Schedule 2.3(c)(ii)
Surviving ADP Group and Dealer Group Agreements	Schedule 2.3(d)
Guarantee Fees	Schedule 2.3(f)
ADP Statements in Information Statement	Schedule 4.3(d)
Transaction Expenses	Schedule 10.2

(iii)

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of September 29, 2014, by and between Automatic Data Processing, Inc., a Delaware corporation (“ADP”), and CDK Global Holdings, LLC, a Delaware limited liability company whose sole member is ADP (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Board of Directors of ADP has determined that it is in the best interests of ADP to separate the Dealer Business (as defined below) and the ADP Business (as defined below) into two independent companies (the “Separation”), on the terms and subject to the conditions set forth in this Agreement (as defined below), in order to provide greater flexibility for the management, capital requirements and growth of the Dealer Business while ensuring that ADP can focus its time and resources on the development of the ADP Business;

WHEREAS, to effect the Separation, Dealer (as defined below) intends to retain ownership and possession of all Dealer Assets (as defined below) and ADP intends to retain ownership and possession of all ADP Assets (as defined below);

WHEREAS, to further effect the Separation, Dealer intends to remain solely liable for all Dealer Liabilities (as defined below) and ADP intends to remain solely liable for all ADP Liabilities (as defined below);

WHEREAS, to further effect the Separation, and as an integral part thereof, ADP intends to cause the Restructuring (as defined below) to occur prior to the Separation;

WHEREAS, it is the intention of the Parties that, following the Restructuring and the Separation but prior to the Distribution (as defined below), Dealer will be converted from a Delaware limited liability company into a Delaware corporation pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “LLC Conversion”), and will be recapitalized such that all of the shares of common stock of Dealer, par value $0.01 per share (the “Dealer Common Stock”), then outstanding will be owned by ADP;

WHEREAS, following the Restructuring, the Separation and the LLC Conversion but prior to the Distribution, Dealer intends to effect the Financings (as defined below) and the Dealer Cash Dividend (as defined below);

WHEREAS, following the Restructuring, the Separation, the LLC Conversion, the Financings and the Dealer Cash Dividend, ADP intends to distribute on a pro rata basis to holders of issued and outstanding shares of common stock, par value $0.10 per share, of ADP (“ADP Common Stock”), other than shares of ADP Common Stock held in the treasury of ADP, all of the issued and outstanding shares of Dealer Common Stock owned by ADP, by means of a dividend of the Dealer Common Stock to ADP’s stockholders (the “Distribution”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intention of the Parties that, for United States federal income tax purposes, (i) each U.S. Subsidiary Conversion (as defined below) shall qualify as a tax-free liquidation pursuant to Sections 332 and 337 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and each U.S. Legal Transfer (as defined below) shall be disregarded, (ii) the India Restructuring (as defined below) shall qualify as a tax-free spin-off pursuant to Sections 368(a)(1)(D) and 355 of the Code, (iii) the Preliminary Dutch Spin-off (as defined below) shall qualify as a tax-free spin-off pursuant to Sections 368(a)(1)(D) and 355 of the Code, and the Subsequent Dutch Spin-off (as defined below) shall qualify as a tax-free spin-off pursuant to Section 355 of the Code, (iv) the Canadian Restructuring (as defined below) shall qualify as a tax-free spin-off pursuant to Sections 368(a)(1)(D) and 355 of the Code, (v) the LLC Conversion and the Distribution shall qualify as a tax-free spin-off pursuant to Sections 368(a)(1)(D) and 355 of the Code and (vi) this Agreement shall constitute, and is hereby adopted as, a plan of liquidation under Section 332 of the Code with respect to each U.S. Subsidiary Conversion, a plan of reorganization under Section 368 of the Code with respect to the India Restructuring, a plan of reorganization under Section 368 of the Code with respect to the Preliminary Dutch Spin-Off, a plan of reorganization under Section 368 of the Code with respect to the Canadian Restructuring and a plan of reorganization under Section 368 of the Code with respect to the LLC Conversion;

WHEREAS, the Board of Directors of ADP has (i) determined that the Restructuring, the Separation, the LLC Conversion, the Financings, the Dealer Cash Dividend, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) are in furtherance of and consistent with its business strategy and are in the best interests of ADP and (ii) approved this Agreement and the Ancillary Agreements;

WHEREAS, the Restructuring, the Separation, the LLC Conversion, the Financings, the Dealer Cash Dividend, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements shall be consummated in the order and in the manner agreed by the Parties; and

WHEREAS, it is appropriate and desirable to set forth in this Agreement the principal corporate transactions required to effect the Separation, the Financings, the Dealer Cash Dividend and the Distribution and certain other agreements that will govern certain matters relating to these transactions and the relationship of ADP and Dealer and their respective Subsidiaries (as defined below) following the Distribution.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“ADP” has the meaning assigned to such term in the Preamble hereto.

“ADP Amalco” has the meaning assigned to such term in the definition of Canadian Restructuring.

“ADP Assets” means all Assets of the ADP Group (including the amount of the Dealer Cash Dividend after declaration thereof), other than the Dealer Assets.

“ADP Atlantic” has the meaning assigned to such term in the definition of ADP Atlantic Conversion.

“ADP Atlantic Conversion” means the conversion of ADP Atlantic, Inc., a Delaware corporation (“ADP Atlantic”), to a Delaware limited liability company (“ADP Atlantic, LLC”) in a transaction intended to qualify as a tax-free liquidation pursuant to Sections 332 and 337 of the Code.

“ADP Atlantic Legal Transfer” means the distribution by ADP Atlantic, LLC to ADP of all of the equity and any other assets received by ADP Atlantic, LLC in the ADP Legal Transfer or the ADP Network Services International Legal Transfer.

“ADP Atlantic LLC” has the meaning assigned to such term in the definition of ADP Atlantic Conversion.

“ADP Business” means all businesses and operations of the ADP Group, other than the Dealer Business.

“ADP Claims” has the meaning assigned to such term in Section 4.10(a).

“ADP Common Stock” has the meaning assigned to such term in the Recitals hereto.

“ADP Conversion” means the conversion of ADP, Inc., a Delaware corporation (“ADP, Inc.”), to a Delaware limited liability company (“ADP, LLC”) in a transaction intended to qualify as a tax-free liquidation pursuant to Sections 332 and 337 of the Code.

“ADP Group” means ADP and each Person that will be a direct or indirect Subsidiary of ADP immediately after the Distribution and each Person that is or becomes a member of the ADP Group after the Distribution, including any Person that is or was merged into ADP or any such direct or indirect Subsidiary, and each other Person that would have been included in the ADP Group in connection with the Restructuring but for the delayed transfers required by Section 2.3(b).

“ADP, Inc.” has the meaning assigned to such term in the definition of ADP Conversion.

“ADP Indemnified Parties” has the meaning assigned to such term in Section 4.2.

“ADP Legal Transfer” means the distribution by ADP, LLC to ADP Atlantic, LLC of all of the equity of the first-tier Subsidiaries of ADP, LLC that conduct the Dealer Business, and any other Dealer Assets held by ADP, LLC. For the avoidance of doubt, the ADP Legal Transfer shall include the transfer by ADP, LLC to ADP Atlantic, LLC of all of the equity of ADP Dealer Services Holding Company, Inc., a Delaware corporation, and Performance Consultants Corporation, a corporation incorporated under the laws of Quebec.

“ADP Liabilities” means those Liabilities of ADP, other than the Dealer Liabilities.

“ADP, LLC” has the meaning assigned to such term in the definition of ADP Conversion.

“ADP Nederland BV” has the meaning assigned to such term in the definition of Dutch Restructuring.

“ADP Network Services International Conversion” means the conversion of ADP Network Services International Inc., a Delaware corporation (“ADP Network Services International, Inc.”), to a Delaware limited liability company (“ADP Network Services International, LLC”) in a transaction intended to qualify as a tax-free liquidation pursuant to Sections 332 and 337 of the Code.

“ADP Network Services International, Inc.” has the meaning assigned to such term in the definition of ADP Network Services International Conversion.

“ADP Network Services International Legal Transfer” means the distribution by ADP Network Services International, LLC to ADP Atlantic, LLC of the 19.41% equity interest in ADP Holding BV, a company organized under the Laws of the Netherlands, held by ADP Network Services International, LLC.

“ADP Network Services International, LLC” has the meaning assigned to such term in the definition of ADP Network Services International Conversion.

“ADP Parties” has the meaning assigned to such term in Section 4.10(b).

“ADP Releasors” has the meaning assigned to such term in Section 4.10(a).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Separation and Distribution Agreement, as the same may be modified, amended, restated or otherwise supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means the Employee Matters Agreement, the Intellectual Property Transfer Agreement, the Data Center Services Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Restructuring Documents and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

“Asset” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Balance Sheet” has the meaning assigned to such term in the definition of “Dealer Assets.”

“Business” means the Dealer Business and/or the ADP Business, as the context requires.

“Canadian Restructuring” means the amalgamation under the Laws of Nova Scotia, Canada, of ADP Canada Holding Co., a corporation incorporated pursuant to the laws of Nova Scotia, and ADP Canada Co./Compagnie ADP Canada, a corporation amalgamated pursuant to the Laws of Nova Scotia to form “ADP Amalco” in a transaction intended to qualify as a tax-free reorganization pursuant to Section 368(a) of the Code, followed by the transfer of the Dealer Business conducted directly or indirectly by ADP Amalco from ADP Amalco to a new Canadian company that will be transferred to a second newly formed Canadian company that will be a Subsidiary of, and treated for United States federal income tax purposes as disregarded from, Dealer in a transaction intended to qualify as a tax-free spin-off pursuant to Sections 368(a)(1)(D) and 355 of the Code and as tax-free pursuant to paragraph 55(3)(b) of the Income Tax Act (Canada).

“Code” has the meaning assigned to such term in the Recitals hereto.

“Consents” means any consents, waivers, notices, reports or other filings to be made, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any Governmental Authority.

“Continuing ADP Guarantees” has the meaning assigned to such term in Section 2.3(f)(ii).

“Data Center Services Agreement” means the Data Center Services Agreement to be entered into between ADP and Dealer, substantially in the form attached hereto as Exhibit C, with such changes as may be agreed to by the Parties.

“Dealer” means, prior to the LLC Conversion, CDK Global Holdings, LLC, a Delaware limited liability company whose sole member is ADP and, immediately after the LLC Conversion, CDK Global, Inc., a Delaware corporation whose sole stockholder is ADP.

“Dealer Assets” means, without duplication:

(i) all of the outstanding shares of all classes of capital stock of (or other equity interests in) Dealer Subsidiaries and joint ventures owned (either of record or beneficially) by Dealer or a Dealer Subsidiary, as of the Effective Time;

(ii) all of the Assets included on the unaudited pro forma combined balance sheet of Dealer, including the notes thereto, as of June 30, 2014, that is included or incorporated by reference in the Registration Statement (the “Balance Sheet”) to the extent such Assets would have been included as Assets on a consolidated balance sheet of Dealer, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;

(iii) all other Assets that are of a nature or type that would have resulted in such Assets being included as Assets on a consolidated balance sheet of Dealer, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;

(iv) the Assets expressly contributed, assigned, transferred, conveyed or delivered to any member of the Dealer Group pursuant to the Ancillary Agreements;

(v) the contract rights, licenses, Trade Secrets (as defined in the definition of “Intellectual Property”), know-how, and any other rights and Intellectual Property, and any other rights, claims or properties (including any and all rights as an insured party under any ADP insurance policy), in each case of any member of the Dealer Group and as of the Effective Time; and

(vi) all other Assets that are held by any member of the Dealer Group as of the Effective Time and that relate primarily to, are used primarily in or held primarily for use in, or otherwise arise primarily from the operation of the Dealer Business.

“Dealer Business” means the business and operations conducted by the Dealer Group from time to time, whether prior to, at or after the Effective Time, including, without duplication, (i) the Dealer Services Business conducted by ADP prior to the Restructuring (including with respect to any terminated, divested or discontinued business or operations of the Dealer Group), (ii) the Dealer Services Business conducted by ADP prior to any previous internal restructurings of ADP relating to the Dealer Services Business and (iii) the business and operations conducted by the Dealer Group, as more fully described in the Information Statement.

“Dealer Bylaws” means the Bylaws of Dealer substantially in the form attached hereto as Exhibit A, with such changes as may be agreed to by the Parties.

“Dealer Cash Dividend” means a cash dividend of $825 million to be paid by Dealer to ADP in one or more transactions intended to be treated as part of a plan with the LLC Conversion and the Distribution and to qualify as tax-free pursuant to Section 361(b) of the Code, using the net proceeds from the Financings.

“Dealer Certificate of Incorporation” means the Certificate of Incorporation of Dealer substantially in the form attached hereto as Exhibit B, with such changes as may be agreed to by the Parties.

“Dealer Claims” has the meaning assigned to such term in Section 4.10(b).

“Dealer Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Dealer Group” means Dealer and each Person that will be a direct or indirect Subsidiary of Dealer immediately prior to the Distribution (but after giving effect to the Restructuring) and each Person that is or becomes a member of the Dealer Group after the Distribution, including any Person that is or was merged into Dealer or any such direct or indirect Subsidiary, and each other Person that would have been included in the Dealer Group in connection with the Restructuring but for the delayed transfers required by Section 2.3(b).

“Dealer Indemnified Parties” has the meaning assigned to such term in Section 4.3.

“Dealer Legal Contribution” means the contribution by ADP to Dealer of all of the equity and any other Dealer Assets received by ADP in the ADP Atlantic Legal Transfer or the Dutch Restructuring.

“Dealer Liabilities” means, without duplication:

(i) all outstanding Liabilities included on the Balance Sheet, to the extent such Liabilities would have been included on a consolidated balance sheet of Dealer, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

(ii) all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of Dealer, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

(iii) all Liabilities to the extent relating to, arising out of or resulting from any terminated, divested or discontinued business or operations of the Dealer Business;

(iv) all Liabilities expressly assumed by any member of the Dealer Group pursuant to this Agreement or the Ancillary Agreements; and

(v) all Liabilities to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time, in each case to the extent such Liabilities relate to, arise out of or result from (w) any Dealer Asset, (x) the Dealer Business, (y) any service or function used by the Dealer Group at shared locations or (z) any service or function performed by any member of the ADP Group for (but not exclusively for) the Dealer Business.

“Dealer Parties” has the meaning assigned to such term in Section 4.10(a).

“Dealer Releasors” has the meaning assigned to such term in Section 4.10(b).

“Dealer Services Business” means all of the ADP Dealer Services’ business and operations, as more fully described in ADP’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

“Delayed Transfer Asset and/or Liability” has the meaning assigned to such term in Section 2.3(b).

“Dispute Escalation Notice” has the meaning assigned to such term in Section 10.8.

“Distribution” has the meaning assigned to such term in the Recitals hereto.

“Distribution Agent” means Wells Fargo Bank, N.A.

“Distribution Agent Agreement” has the meaning assigned to such term in Section 3.1(b).

“Distribution Date” means the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of ADP in its sole and absolute discretion.

“Dutch Restructuring” means (i) the transfer of the Dealer Business conducted by the Subsidiaries of ADP Nederland BV, a company organized under the Laws of the Netherlands (“ADP Nederland BV”), from ADP Nederland BV to a company newly formed under the Laws of the Netherlands (“Nederland 2”) that will be transferred to ADP Holding BV, a company formed under the Laws of the Netherlands, in a transaction intended to qualify as a tax-free spin-off pursuant to Sections 368(a)(1)(D) and 355 of the Code (the “Preliminary Dutch Spin-off”), followed by (ii) the transfer by ADP Network Services International, LLC of all of its equity in ADP Holding BV to ADP Atlantic, LLC and the transfer by ADP Atlantic, LLC of such interest to ADP in transactions intended to be disregarded for United States federal income tax purposes, followed by (iii) the distribution by ADP Holding BV of Nederland 2 to ADP in a transaction intended to qualify as a tax-free spin-off pursuant to Section 355 of the Code (the “Subsequent Dutch Spin-off”).

“Effective Time” means the time at which the Distribution occurs on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into between ADP and Dealer, substantially in the form attached hereto as Exhibit D, with such changes as may be agreed to by the Parties.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same ADP insurance policy, the payment in full of each successful claim (regardless of whether ADP or Dealer is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable ADP insurance policy is met.

“Finally Determined” has the meaning assigned to such term in Section 7.9(c).

“Financings” means (i) that certain term loan facility, in the amount not to exceed $250 million (the “Term Loan Facility”), and a revolving credit facility, in the amount not to exceed $300 million (the “Revolving Credit Facility”), in each case to be entered into prior to the Distribution and in connection with the Separation, by and among Dealer, an administrative agent, certain arrangers, and each of the financial institutions from time to time party thereto, and (ii) $750 million of additional new indebtedness, which may include bank debt, long-term notes or a combination thereof, which may be entered into prior to the Distribution by and among Dealer and certain administrative agents, arrangers, underwriters or financial institutions, each as may be necessary.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NASDAQ.

“Group” means the ADP Group and/or the Dealer Group, as the context requires.

“Indemnified Party” has the meaning assigned to such term in Section 4.3.

“Indemnifying Party” means Dealer, for any indemnification obligation arising under Section 4.2, and ADP, for any indemnification obligation arising under Section 4.3.

“India Restructuring” means the transfer of the Dealer Business conducted by ADP Private Limited, an Indian company, to a newly formed Indian company (“New IndiaCo”), the shares of which will have been transferred to ADP Nederland BV (in part directly and in part to a Subsidiary of ADP Nederland BV that is treated for United States federal income tax purposes as disregarded from ADP Nederland BV) in a transaction intended to qualify as a tax-free spin-off pursuant to Sections 368(a)(1)(D) and 355 of the Code.

“Information” means all information of either the ADP Group or the Dealer Group, as the context requires, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software (as defined in the definition of “Intellectual Property”), marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Information Statement” means the information statement and any related documentation distributed to holders of ADP Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including any and all such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, and trade names, and the goodwill associated with the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration, design registrations or patents and like rights (collectively, “Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) copyrights, writings and other works of authorship (“Copyrights”); (iv) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), Information, business, technical and know-how information, business processes, non-public information, proprietary information and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (v) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (vi) domain names and uniform resource locators; (vii) moral rights; (viii) privacy and publicity rights; (ix) any and all technical information, Software, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge, invention disclosures or other data, not including works subject to Copyright, Patent or Trademark protection; (x) advertising and promotional materials, whether or not copyrightable; and (xi) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Intellectual Property Transfer Agreement” means the Intellectual Property Transfer Agreement to be entered into between ADP and Dealer, substantially in the form attached hereto as Exhibit E, with such changes as may be agreed to by the Parties.

“Inter-Group Indebtedness” means any intercompany receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between a member of the ADP Group and a member of the Dealer Group; provided, that “Inter-Group Indebtedness” shall not include any contingent Liabilities and accounts payable arising pursuant to the Ancillary Agreements, any agreements with respect to continuing transactions between a member of the ADP Group and a member of the Dealer Group and any other agreements entered into in the ordinary course of business.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, Losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, on- or off-balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, or other pronouncements of Governmental Authorities constituting an Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

“LLC Conversion” has the meaning assigned to such term in the Recitals hereto.

“Loss” means any claim, demand, complaint, damage, loss, obligation, liability, cost or expense arising out of, relating to or in connection with any Action, including reasonable attorney’s, accountant’s, consultant’s and expert’s fees and expenses.

“Mixed Account” has the meaning assigned to such term in Section 2.3(g)(ii).

“Mixed Contract” has the meaning assigned to such term in Section 2.3(g)(i).

“NASDAQ” means the NASDAQ Global Select Market.

“Nederland 2” has the meaning assigned to such term in the definition of Dutch Restructuring.

“New IndiaCo” has the meaning assigned to such term in the definition of India Restructuring.

“Parties” has the meaning assigned to such term in the Preamble hereto.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pre-Distribution Policies” has the meaning assigned to such term in Section 6.5(a).

“Pre-Distribution Transactions” means, collectively, the Restructuring, the Separation, the LLC Conversion, the Recapitalization and the Dealer Cash Dividend.

“Preliminary Dutch Spin-Off” has the meaning assigned to such term in the definition of Dutch Restructuring.

“Preliminary U.S. Restructuring” means the ADP Conversion, followed by the ADP Network Services International Conversion, then followed by the ADP Atlantic Conversion.

“Privileged Information” has the meaning assigned to such term in Section 7.9(a).

“Recapitalization” has the meaning assigned to such term in Section 2.1(c).

“Record Date” means the date to be determined by the Board of Directors of ADP in its sole and absolute discretion as the record date for determining stockholders of ADP entitled to receive shares of Dealer Common Stock pursuant to the Distribution.

“Registration Statement” means the Registration Statement on Form 10 of Dealer relating to the registration under the Exchange Act of the Dealer Common Stock, including any amendments or supplements thereto.

“Related Claims” means a claim or claims against an ADP insurance policy made by each of ADP and/or its insured parties, on the one hand, or Dealer and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of ADP and Dealer arising out of the same underlying transaction, transactions, event or events.

“Restructuring” means, collectively, the U.S. Subsidiary Conversions, the U.S. Legal Transfers, the Preliminary U.S. Restructuring, the India Restructuring, the Preliminary Dutch Spin-off, the Subsequent Dutch Spin-off, the Canadian Restructuring, the LLC Conversion and such other restructuring-related transactions agreed by the Parties in connection herewith.

“Restructuring Documents” means, collectively, the contracts, agreements, arrangements, certificates, instruments, Consents and other documents to be entered into, approved, authorized, confirmed and/or ratified to implement or effect the Restructuring in the manner contemplated by this Agreement or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement or the Restructuring, in each case in such form or forms and with such changes as may be agreed to by the Parties.

“SEC” means the United States Securities and Exchange Commission.

“Separation” has the meaning assigned to such term in the Recitals hereto.

“Shared Person” has the meaning assigned to such term in Section 2.3(h).

“Subsequent Dutch Spin-Off” has the meaning assigned to such term in the definition of Dutch Restructuring.

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary of such first Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into between ADP and Dealer, substantially in the form attached hereto as Exhibit F, with such changes as may be agreed to by the Parties.

“Third Party Claim” has the meaning assigned to such term in Section 4.5(a).

“Transaction Expenses” has the meaning assigned to such term in Section 10.2.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between ADP and Dealer, substantially in the form attached hereto as Exhibit G, with such changes as may be agreed to by the Parties.

“Unrelated Claims” means a claim or claims against an ADP insurance policy made by each of ADP and/or its insured parties, on the one hand, or Dealer and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of ADP and Dealer arising out of unrelated and separate transactions or events.

“U.S. Legal Transfers” means each of the ADP Legal Transfer, the ADP Network Services International Legal Transfer, the ADP Atlantic Legal Transfer and the Dealer Legal Contribution.

“U.S. Subsidiary Conversions” means each of the ADP Conversion, the ADP Network Services International Conversion and the ADP Atlantic Conversion.

Section 1.2 General Interpretive Principles. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (b) the words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified and (d) any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, in each case as amended from time to time, unless the context otherwise requires.

ARTICLE II

THE PRE-DISTRIBUTION TRANSACTIONS

Section 2.1 Restructuring, Recapitalization and Other Transactions. On or prior to the Distribution Date (but prior to the Dealer Cash Dividend and the Distribution), and subject to satisfaction or waiver of the conditions set forth in Section 2.4:

(a) the Parties shall effect the Restructuring;

(b) following the Restructuring, the Parties shall effect the LLC Conversion; and

(c) following the LLC Conversion, the Dealer Common Stock shall be recapitalized (the “Recapitalization”) such that the number of shares of Dealer Common Stock issued and outstanding and owned by ADP immediately prior to the Effective Time shall be in an amount calculated on the basis of the following: one (1) share of Dealer Common Stock with respect to every three (3) shares of ADP Common Stock issued and outstanding immediately prior to the Distribution (excluding shares held in the treasury of ADP); and such Dealer Common Stock owned by ADP will constitute all of the issued and outstanding capital stock of Dealer.

Section 2.2 Financings and Dealer Cash Dividend. On or prior to the Distribution Date (but prior to the Distribution), and subject to the consummation of the transactions contemplated by Section 2.1 and the satisfaction or waiver of the conditions set forth in Section 2.4, Dealer shall effect the Financings and the Dealer Cash Dividend.

Section 2.3 The Separation and Related Transactions.

(a) (i) The Parties acknowledge that the Separation, subject to the terms and conditions hereof and of the Ancillary Agreements, will result in (A) Dealer directly or indirectly operating the Dealer Group and the Dealer Business, owning all of the Dealer Assets and being liable for all of the Dealer Liabilities and (B) ADP directly or indirectly operating the ADP Group and the ADP Business, owning all of the ADP Assets and being liable for all of the ADP Liabilities.

(ii) Pursuant to the Separation, Dealer, or one or more members of the Dealer Group, shall remain and be the sole owner, and shall have exclusive right, title and interest in and to, all Dealer Assets. Concurrently therewith, Dealer shall remain solely liable for and shall faithfully perform, fulfill and discharge fully in due course all of the Dealer Liabilities in accordance with their respective terms, in each case except as otherwise provided in any Ancillary Agreement. Pursuant to the Separation, ADP, or one or more members of the ADP Group, shall remain the sole owner, and shall have exclusive right, title and interest in and to, all ADP Assets. Concurrently therewith, ADP shall remain and be solely liable for and shall faithfully perform, fulfill and discharge fully in due course all of the ADP Liabilities in accordance with their respective terms. From and after the Effective Time, Dealer or one or more members of the Dealer Group shall be solely responsible for all Dealer Liabilities and ADP or one or more members of the ADP Group shall be solely responsible for all ADP Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the Distribution Date, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by ADP’s or Dealer’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the ADP Group or the Dealer Group, as the case may be) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the ADP Group or the Dealer Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates, as the case may be. Notwithstanding anything herein to the contrary, this Section 2.3(a)(ii) shall not apply to any Assets or Liabilities contributed, assigned, transferred, conveyed, licensed, delivered and/or assumed under any Ancillary Agreement, which shall be governed by the terms thereof.

(iii) Subject to any Ancillary Agreement and to the extent that prior to the Effective Time, (A) any member of the ADP Group owns or is in possession of any Dealer Asset or any member of the Dealer Group owns or is in possession of any ADP Asset or (B) any member of the ADP Group is liable to any third party for any Dealer Liability or any member of the Dealer Group is liable to any third party for any ADP Liability, ADP and Dealer shall, and shall cause the respective members of their Groups to, cooperate and use their respective commercially reasonable efforts to obtain the necessary Consents to, and shall, contribute, assign, transfer, convey and/or deliver any ADP Asset or Dealer Asset, as the case may be, and/or assume any ADP Liability or Dealer Liability, as the case may be, such that, on or prior to the Effective Time, Dealer or a member of the Dealer Group owns and is in possession of the Dealer Assets and is solely liable for the Dealer Liabilities and ADP or a member of the ADP Group owns and is in possession of the ADP Assets and is solely liable for the ADP Liabilities.

(b) Delayed Transfer of Assets and/or Liabilities. To the extent that any contribution, assignment, transfer, conveyance, delivery or assumption required pursuant to Section 2.3 shall not have been consummated as of the Effective Time, whether by its terms or by operation of Law (any such Asset and/or Liability, a “Delayed Transfer Asset and/or Liability”) and subject to any Ancillary Agreement: (i) ADP and Dealer thereafter shall, and shall cause the members of their respective Groups to, use commercially reasonable efforts and cooperate to effect such contribution, assignment, transfer, conveyance, delivery or assumption as promptly following the Effective Time as shall be practicable; (ii) ADP shall thereafter, with respect to any such Dealer Asset, use commercially reasonable efforts, with the costs of ADP related thereto to be promptly reimbursed by Dealer, hold, or cause a member of the ADP Group to hold, such Dealer Asset in trust for the use and benefit of Dealer and, with respect to any such Dealer Liability, retain such Dealer Liability for the account of Dealer; and (iii) Dealer shall thereafter, with respect to any such ADP Asset, use commercially reasonable efforts, with the costs of Dealer related thereto to be promptly reimbursed by ADP, hold, or cause a member of the Dealer Group to hold, such ADP Asset in trust for the use and benefit of ADP and, with respect to any such ADP Liability, to retain such ADP Liability for the account of ADP; in each case in order to place each Party, insofar as is reasonably possible, in the same position as would have existed had such Delayed Transfer Asset and/or Liability been contributed, assigned, transferred, conveyed, delivered or assumed as contemplated hereby (it being understood that neither ADP (with respect to any Dealer Asset or Dealer Liability) nor Dealer (with respect to any ADP Asset or ADP Liability) shall be required to take any action pursuant to this clause that would, or could reasonably be expected to, result in any financial obligation to it or any restriction on its business or operations, except as may be required in any Ancillary Agreement). To the extent that Dealer is provided the use or benefit of any Dealer Asset or has any Dealer Liability held for its account pursuant to this Section 2.3(b), Dealer or another member of the Dealer Group shall perform, for the benefit of ADP and any third Person, the obligations of ADP thereunder or in connection therewith, or as may be directed by ADP and if Dealer or another member of the Dealer Group shall fail to perform to the extent required herein, Dealer shall hold ADP harmless and indemnify ADP therefor. To the extent that ADP or another member of the ADP Group is provided the use or benefit of any ADP Asset or has any ADP Liability held for its account pursuant to this Section 2.3(b), ADP or another member of the ADP Group shall perform, for the benefit of Dealer and any third Person, the obligations of Dealer thereunder or in connection therewith, or as may be directed by Dealer and if ADP or another member of the ADP Group shall fail to perform to the extent required herein, ADP shall hold Dealer harmless and indemnify Dealer therefor. Each Party shall, and/or shall cause members of its Group to, as and when any such Delayed Transfer Asset and/or Liability becomes contributable, assignable, transferable, conveyable, deliverable or assumable by such Party, effect such contribution, assignment, transfer, conveyance, delivery or assumption, as applicable, as promptly as practicable thereafter. Each of ADP and Dealer shall, and shall cause the members of its respective Group to, (A) treat for all income tax purposes (x) the Delayed Transfer Assets as assets owned by the Person entitled to such Delayed Transfer Assets as of the Effective Time and (y) the Delayed Transfer Liabilities as liabilities of, or owed by, the Person intended to be subject to such Delayed Transfer Liabilities as of the Effective Time and (B) neither report nor take any income tax position (on a tax return or otherwise) inconsistent with such treatment (unless required by a change in applicable Law or a good faith resolution of a tax contest relating to income taxes).

(c) Assignment of Certain Agreements. Subject to the Ancillary Agreements and to Section 2.3(g) hereof, (i) ADP shall assign to Dealer all of its right, title and interest under the agreements comprising Dealer Assets, as set forth on Schedule 2.3(c)(i) attached hereto, and (ii) Dealer shall assign to ADP all of its right, title and interest under the agreements comprising ADP Assets, as set forth on Schedule 2.3(c)(ii) attached hereto, and each Party shall execute and deliver any and all instruments of substitution and such other instruments or agreements as shall be necessary in connection with the discharge of the other Party from its respective obligations with respect to such agreements.

(d) Termination of Certain Agreements. All contracts, licenses, agreements, commitments or other arrangements, formal or informal, between any member of the ADP Group, on the one hand, (i) and any member of the Dealer Group, on the other hand, or (ii) guarantying any obligation of any member of the Dealer Group, on the other hand, in each case in existence on or prior to the Distribution Date, shall be automatically settled, cancelled, assigned, assumed or terminated by the Parties at the Effective Time, except (A) for (x) such agreements specifically set forth on Schedule 2.3(d) attached hereto, (y) this Agreement and (z) each Ancillary Agreement (including each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups), (B) for any contracts, licenses, agreements, commitments or other arrangements to which any Person is a party in addition to either Party or any member of either Group, or (C) as otherwise agreed to in good faith by the Parties in writing on or after the date hereof. From and after the Distribution Date, no member of either Group shall have any rights or obligations under any such settled, cancelled, assigned, assumed or terminated contract, license, agreement, commitment or arrangement with any member of the other Group.

(e) Settlement of Inter-Group Indebtedness. Except with respect to the agreements specifically set forth on Schedule 2.3(d), the Parties shall use their commercially reasonable efforts to settle all amounts payable in connection with any Inter-Group Indebtedness on or prior to the Distribution Date.

(f) Guaranteed Obligations.

(i) ADP and Dealer shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the ADP Group to be substituted in all respects for any member of the Dealer Group in respect of, all obligations of such member of the Dealer Group under any ADP Liability for which such member of the Dealer Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such termination or substitution is not effected by the Distribution Date, (A) ADP shall indemnify and hold harmless the relevant Dealer Indemnified Party for any Liability arising from or relating thereto and (B) without the prior written consent of Dealer, from and after the Distribution Date, ADP shall not, and shall not permit any member of the ADP Group to, amend, renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, lease, contract or other obligation for which any member of the Dealer Group is or may be liable, unless all obligations of the Dealer Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Dealer.

(ii) ADP and Dealer shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the Dealer Group to be substituted in all respects for any member of the ADP Group in respect of, all obligations of such member of the ADP Group under any Dealer Liability for which such member of the ADP Group may be liable, as guarantor, original tenant, primary obligor or otherwise, other than those guarantees listed on Schedule 2.3(d) (the “Continuing ADP Guarantees”). If such termination or substitution is not effected by the Distribution Date, (A) Dealer shall indemnify and hold harmless the relevant ADP Indemnified Party for any Liability arising from or relating thereto (including with respect to any Continuing ADP Guarantees), (B) without the prior written consent of ADP, from and after the Distribution Date, Dealer shall not, and shall not permit any member of the Dealer Group to, amend, renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, lease, contract or other obligation for which any member of the ADP Group is or may be liable (including any Continuing ADP Guarantee or any loan, lease, contract or other obligation underlying any Continuing ADP Guarantee), unless all obligations of the ADP Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to ADP and (C) with respect to each Continuing ADP Guarantee, for the period commencing on the Distribution Date through the date that such Continuing ADP Guarantee has terminated, the member of the Dealer Group that is a party to the underlying loan, lease, contract or other obligation relating to such Continuing ADP Guarantee shall pay a guarantee fee to ADP in the amounts specified on Schedule 2.3(f).

(g) Mixed Contracts; Mixed Accounts.

(i) Subject to the Ancillary Agreements, and unless the Parties agree otherwise, any agreement to which any member of the ADP Group or the Dealer Group is a party prior to the Effective Time that inures to the benefit or burden of both of the ADP Business and the Dealer Business (a “Mixed Contract”) shall be assigned in part to Dealer or one of its Subsidiaries, and/or to ADP or one of its Subsidiaries, as the case may be, if so assignable, prior to or as of the Effective Time, such that each Party or its respective Subsidiaries shall be entitled to the rights and benefits thereof and shall assume the related portion of any obligations thereunder and any Liabilities inuring to their respective Businesses; provided, however, that in no event shall either Party be required to assign any Mixed Contract in its entirety. If any Mixed Contract cannot be so partially assigned, ADP and Dealer shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause: (A) the Assets associated with that portion of each Mixed Contract that relates to the Dealer Business to be enjoyed by Dealer or a Dealer Subsidiary; (B) the Liabilities associated with that portion of each Mixed Contract that relates to the Dealer Business to be borne by Dealer or a Dealer Subsidiary; (C) the Assets associated with that portion of each Mixed Contract that relates to the ADP Business to be enjoyed by ADP or an ADP Subsidiary; and (D) the Liabilities associated with that portion of each Mixed Contract that relates to the ADP Business to be borne by ADP or an ADP Subsidiary; provided, however, that the arrangements described in clauses (A), (B), (C) and (D) shall terminate on the earlier to occur of (1) the termination of the applicable Mixed Contract and (2) the first anniversary of the Distribution Date.

(ii) Except as may otherwise be agreed by the Parties, neither Party shall seek to assign any accounts receivable or accounts payable relating to both the ADP Business and the Dealer Business (“Mixed Accounts”). ADP and Dealer

shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause: (A) the Assets associated with that portion of each Mixed Account that relates to the ADP Business to be enjoyed solely by ADP or an ADP Subsidiary; (B) the Liabilities associated with that portion of each Mixed Account that relates to the ADP Business to be borne solely by ADP or an ADP Subsidiary; (C) the Assets associated with that portion of each Mixed Account that relates to the Dealer Business to be enjoyed solely by Dealer or a Dealer Subsidiary; and (D) the Liabilities associated with that portion of each Mixed Account that relates to the Dealer Business to be borne solely by Dealer or a Dealer Subsidiary; provided, however, that the arrangements described in clauses (A), (B), (C) and (D) shall terminate no later than the first anniversary of the Distribution Date.

(iii) Nothing in this Section 2.3(g) shall require any member of either Group to make any payment, incur any obligation or grant any concession to any third party in order to effect any transaction contemplated by this Section 2.3(g).

(h) Shared Personnel. Immediately prior to the Distribution Date, except for Leslie A. Brun, (i) each Person who is an officer or director of any member of the Dealer Group and an officer or director of any member of the ADP Group (a “Shared Person”) and who is to continue as an officer or director of any member of the Dealer Group after the Distribution Date shall resign, effective at or prior to the Effective Time, from each of such Person’s positions with each member of the ADP Group and (ii) each such Shared Person who is to continue as an officer or director of any member of the ADP Group after the Distribution Date shall resign, effective at or prior to the Effective Time, from each of such Person’s positions with each member of the Dealer Group.

Section 2.4 Conditions Precedent to Consummation of the Pre-Distribution Transactions. The obligations of the Parties to consummate each of the Pre-Distribution Transactions is subject to the prior or simultaneous satisfaction, or waiver by ADP in its sole and absolute discretion, of each of the following conditions:

(a) final approval of each of the Pre-Distribution Transactions shall have been given by the Board of Directors of ADP in its sole and absolute discretion; and

(b) each of the conditions precedent to the consummation of the Distribution set forth in Section 3.3 hereof (other than Section 3.3(j)) shall have been satisfied or waived by ADP in its sole and absolute discretion.

Each of the foregoing conditions is for the benefit of ADP and ADP may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by ADP prior to any of the Pre-Distribution Transactions concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 2.4 shall be conclusive and binding on the Parties.

ARTICLE III

THE DISTRIBUTION

Section 3.1 Actions Prior to the Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, the actions set forth in this Section 3.1 shall be taken prior to the Distribution Date.

(a) The Board of Directors of ADP shall establish the Distribution Date and any appropriate procedures in connection with the Distribution. ADP and Dealer shall use commercially reasonable efforts to (i) cooperate with each other with respect to the preparation of the Registration Statement and the Information Statement, (ii) cause the Registration Statement to become effective under the Exchange Act and to keep the Registration Statement effective until the Effective Time, and (iii) mail, promptly after effectiveness of the Registration Statement and on or promptly after the Record Date, and in any event prior to the Distribution Date, to the holders of ADP Common Stock as of the Record Date, the Information Statement or a notice of the internet availability thereof.

(b) ADP shall enter into a distribution agent agreement with the Distribution Agent (the “Distribution Agent Agreement”) providing for, among other things, (i) the payment of the Distribution to the holders of ADP Common Stock in accordance with this Article III and the Distribution Agent Agreement, and (ii) the designation of Dealer as a third party beneficiary thereunder.

(c) ADP and Dealer shall deliver to the Distribution Agent (i) book-entry transfer authorizations for all of the outstanding shares of Dealer Common Stock to be distributed in connection with the payment of the Distribution and (ii) all information required to complete the Distribution on the basis set forth herein and under the Distribution Agent Agreement. Following the Distribution Date, upon the request of the Distribution Agent, Dealer shall provide to the Distribution Agent all book-entry transfer authorizations of Dealer Common Stock that the Distribution Agent shall require in order to further effect the Distribution.

(d) Each of ADP and Dealer shall execute and deliver to the other Party, or cause the appropriate members of its Group to execute and deliver to the other Party, each of the Ancillary Agreements and any other document necessary to effect the transactions contemplated by this Agreement.

(e) ADP will establish the Record Date and give the NASDAQ the required notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act and Rule 5250(e)(6) of the NASDAQ Continued Listing Guide.

(f) Each Party shall cooperate with the other Party to accomplish the Distribution and shall take any and all actions necessary or desirable to effect the Distribution.

(g) The Parties will take all actions and make all filings as ADP, in consultation with Dealer but ultimately in its sole and absolute discretion, determines are necessary or appropriate, to cause the transfer or issuance of all material Consents in order for ADP and Dealer to operate their respective Businesses independently of each other in the manner contemplated hereunder and under the Ancillary Agreements. Dealer will prepare, file and use commercially reasonable efforts to make effective an application for listing of the Dealer Common Stock on the NASDAQ, subject to official notice of issuance.

(h) ADP shall, in its sole discretion, determine (i) whether to proceed with all or part of the Distribution, (ii) the Distribution Date, (iii) the timing and conditions to the Distribution and (iv) the terms thereof. ADP may, at any time and from time to time prior to the Effective Time, change the terms of the Distribution, including by delaying or accelerating the timing of the Distribution. ADP shall use good faith efforts to provide notice to Dealer of any such change. ADP may select, for itself and for Dealer, outside financial advisors, outside counsel, agents and the financial printer employed in connection with the transactions hereunder in its sole and absolute discretion.

(i) ADP and Dealer shall take all actions necessary so that the Dealer Certificate of Incorporation and the Dealer Bylaws shall be in effect at or prior to the Effective Time.

(j) ADP and Dealer shall take all such actions as ADP, in consultation with Dealer but ultimately in its sole and absolute discretion, determines are necessary or appropriate under applicable federal or state securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

Section 3.2 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, the actions set forth in this Section 3.2 shall be taken on the Distribution Date.

(a) ADP shall effect the Distribution by causing all of the issued and outstanding shares of Dealer Common Stock beneficially owned by ADP to be distributed to record holders of shares of ADP Common Stock as of the Record Date, other than with respect to shares of ADP Common Stock held in the treasury of ADP, by means of a pro rata dividend of such Dealer Common Stock to such record holders of shares of ADP Common Stock, on the terms and subject to the conditions set forth in this Agreement.

(b) Each record holder of ADP Common Stock on the Record Date (or such holder’s designated transferee or transferees), other than in respect of shares of ADP Common Stock held in the treasury of ADP, will be entitled to receive in the Distribution, one (1) share of Dealer Common Stock with respect to every three (3) shares of ADP Common Stock held by such record holder on the Record Date. ADP shall direct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of Dealer Common Stock to each such record holder or designated transferee(s) of such holder of record.

(c) ADP shall direct the Distribution Agent to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of Dealer Common Stock allocable to each holder of record of ADP Common Stock entitled to receive Dealer Common Stock in the Distribution and to promptly thereafter aggregate all such fractional shares and sell the whole shares obtained thereby, in open market transactions or otherwise at the then-prevailing trading prices, and to cause to be distributed to each such holder, in lieu of any fractional share, such holder’s ratable share of the proceeds of such sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

(d) Any Dealer Common Stock or cash in lieu of fractional shares with respect to Dealer Common Stock that remains unclaimed by any holder of record 180 days after the Distribution Date shall be delivered to Dealer at its request. Dealer shall hold such Dealer Common Stock and/or cash for the account of such holder of record and any such holder of record shall look only to Dealer for such Dealer Common Stock and/or cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property Laws.

Section 3.3 Conditions to Distribution. The obligation of ADP to consummate the Distribution is subject to the prior or simultaneous satisfaction, or waiver by ADP, in its sole and absolute discretion, of each of the following conditions:

(a) final approval of the Distribution shall have been given by the Board of Directors of ADP, and the Board of Directors of ADP shall have declared the dividend of Dealer Common Stock, each such action in its sole and absolute discretion;

(b) the Registration Statement shall have been filed with, and declared effective by, the SEC, and there shall be no stop-order in effect with respect thereto and the Information Statement or a notice of the internet availability thereof shall have been mailed to ADP stockholders;

(c) the actions and filings necessary or appropriate under applicable federal and state securities Laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution (including, if applicable, any actions and filings relating to the Registration Statement) and any other necessary and applicable Consents from any Governmental Authority shall have been taken, obtained and, where applicable, have become effective or been accepted, each as the case may be;

(d) the Dealer Common Stock to be delivered in the Distribution shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

(e) no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Pre-Distribution Transactions or the Distribution or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall have been threatened or be in effect;

(f) ADP shall have received a tax opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP, in form and substance satisfactory to ADP, to the effect that the LLC Conversion and the Distribution will qualify as a tax-free spin-off under Sections 368(a)(1)(D) and 355 of the Code;

(g) ADP shall have established the Record Date and shall have given the NASDAQ not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act and Rule 5250(e)(6) of the NASDAQ Continued Listing Guide;

(h) the Distribution will not violate or result in a breach of Law or any material agreement;

(i) all material Consents required in connection with the transactions contemplated hereby (that are not referred to in Section 3.3(c)) shall have been received and be in full force and effect;

(j) each of the Pre-Distribution Transactions shall have been consummated in accordance with this Agreement;

(k) the Ancillary Agreements shall have been duly executed and delivered and such agreements shall be in full force and effect and the parties thereto shall have performed or complied with all of their respective covenants, obligations and agreements contained herein and therein and as required to be performed or complied with prior to the Effective Time; and

(l) the Board of Directors of ADP shall have not determined that any event or development shall have occurred or exists, or might occur or exist, that makes it inadvisable to effect the Distribution.

Each of the foregoing conditions is for the sole benefit of ADP and ADP may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by ADP, in its sole and absolute discretion, prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive and binding on the Parties. Each Party will use good faith efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the foregoing conditions.

ARTICLE IV

SURVIVAL AND INDEMNIFICATION; RELEASE

Section 4.1 Survival of Agreements. All covenants and agreements of the Parties contained in this Agreement shall survive the Pre-Distribution Transactions and the Distribution.

Section 4.2 Indemnification by Dealer. Dealer shall indemnify, defend, release and hold harmless ADP, each member of the ADP Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “ADP Indemnified Parties”), from and against any and all Losses or Liabilities of the ADP Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication):

(a) the failure of Dealer or any other member of the Dealer Group or any other Person to pay, perform or otherwise promptly discharge any Dealer Liability or any contract, agreement or arrangement included in the Dealer Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution Date;

(b) any Dealer Liability, any Dealer Asset or the Dealer Business, whether arising prior to, on or after the Distribution Date;

(c) any breach by Dealer or any member of the Dealer Group of this Agreement;

(d) except to the extent set forth in Section 4.3(d), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in the Registration Statement or the Information Statement or in any registration statement filed by Dealer (or related prospectus) in connection with the Distribution, or in any materials or information provided to investors by, or with the approval of, Dealer in connection with the marketing of the Distribution;

(e) the failure by Dealer to substitute a member of the Dealer Group for any member of the ADP Group as guarantor or primary obligor for any Dealer Agreement or Dealer Liability according to the terms and conditions of Section 2.3(f)(ii); and

(f) the failure by Dealer to perform in connection with any Delayed Transfer Asset and/or Liability held by ADP for Dealer’s benefit or account pursuant to Section 2.3(b).

Section 4.3 Indemnification by ADP. ADP shall indemnify, defend, release and hold harmless Dealer, each member of the Dealer Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Dealer Indemnified Parties,” and, together with ADP Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses or Liabilities of the Dealer Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication):

(a) the failure of ADP or any other member of the ADP Group or any other Person to pay, perform or otherwise promptly discharge any ADP Liability or any contract, agreement or arrangement included in the ADP Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution Date;

(b) any ADP Liability, ADP Asset or the ADP Business, whether arising prior to, on or after the Distribution Date;

(c) any breach by ADP or any member of the ADP Group of this Agreement;

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to the information contained in the Registration Statement or the Information Statement that is set forth on Schedule 4.3(d);

(e) the failure by ADP to substitute a member of the ADP Group for any member of the Dealer Group as guarantor or primary obligor for any ADP agreement or ADP Liability according to the terms and conditions of Section 2.3(f)(i); and

(f) the failure by ADP to perform in connection with any Delayed Transfer Asset and/or Liability held by Dealer for ADP’s benefit or account pursuant to Section 2.3(b).

Section 4.4 Insurance.

(a) Each of ADP and Dealer shall use its respective commercially reasonable efforts to collect any proceeds under its respective available and applicable third party insurance policies to which it or any of its Subsidiaries is entitled prior to seeking indemnification under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party.

(b) The amount of any Loss subject to indemnification pursuant to this Agreement will be reduced by any amounts actually recovered (including insurance proceeds or other amounts actually recovered under insurance policies, net of any out-of-pocket costs or expenses incurred in the collection thereof), whether retroactively or prospectively, by the Indemnified Party from any third Person with respect to such Loss. If any Indemnified Party recovers an amount from a third Person in respect of any Loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a payment of such indemnifiable Loss and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Loss, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount previously paid by such Indemnifying Party in respect of such indemnifiable Loss plus the amount received by such Indemnified Party from such third Person in respect of such indemnifiable Loss (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party), minus (ii) the full amount of such indemnifiable Loss. An insurer or other third Person who would otherwise be obligated to pay any Loss shall not be relieved of the responsibility with respect thereto by virtue of the indemnification provisions hereof or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being understood and agreed that no insurer or any third Person shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

Section 4.5 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the ADP Group or the Dealer Group of any claim, or of the commencement by any such Person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 4.2 or Section 4.3, or any other Section of this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement) (collectively, a “Third Party Claim”), such Indemnified Party shall give such Indemnifying Party prompt written notice thereof and, in any event, within ten (10) days after such Indemnified Party received notice of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail, including, if known, the amount of the Liability for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 4.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect (but is not required) to assume the defense of and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 4.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume control of the defense of such Third Party Claim, which election shall specify any reservations or exceptions. If, in such notice, the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense solely of such Indemnified Party.

(c) If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 4.5(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party (subject to the terms and conditions of this Agreement).

(d) The Indemnifying Party shall not have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to Section 4.5(b) except with the consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned). Any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article IV shall be binding on the Indemnified Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. For the avoidance of doubt, the Indemnified Party’s failure to consent to any such settlement or compromise shall be deemed unreasonable if such settlement or compromise (1) provides for an unconditional release of the Indemnified Party from Liability with respect to such Third Party Claim and (2) does not require the Indemnified Party to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. If the Indemnified Party unreasonably withholds a consent required by this Section 4.5(d) to the terms of a compromise or settlement of a Third Party Claim proposed to the Indemnified Party by the Indemnifying Party, the Indemnifying Party’s obligation to indemnify the Indemnified Party for such Third Party Claim (if applicable) shall not exceed the total amount that had been proposed in such compromise or settlement offer plus the amount of all expenses incurred by the Indemnified Party with respect to such Third Party Claim through the date on which such consent was requested.

(e) In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(f) The provisions of Section 4.2 through Section 4.6 shall not apply to matters that are governed by the Tax Matters Agreement.

Section 4.6 Procedures for Indemnification of Non-Third Party Claims. Any claim with respect to a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond in writing within such 30-day period, such Indemnifying Party shall be deemed to have agreed to accept responsibility to make payment. If such Indemnifying Party (a) does not respond within such 30-day period or (b) rejects such claim in whole or in part and does not deliver a Dispute Escalation Notice pursuant to Section 10.8 within such 30-day period, then, in either case, such Indemnified Party shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

Section 4.7 Survival of Indemnities. The rights and obligations of each of ADP and Dealer and their respective Indemnified Parties under this Article IV shall survive the sale or other transfer by any Party of any of its Assets or Businesses or the assignment by it of any Liabilities.

Section 4.8 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, that the procedures set forth in this Article IV shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 4.9 Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any indemnification obligation relating to any ADP Liability, ADP Asset, Dealer Liability or Dealer Asset contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary Agreement, the indemnification obligations contained herein shall not apply to such ADP Liability, ADP Asset, Dealer Liability or Dealer Asset and instead the indemnification obligations set forth in such Ancillary Agreement shall govern with regard to such ADP Asset, ADP Liability, Dealer Asset or Dealer Liability.

Section 4.10 Mutual Release.

(a) Except as provided in Section 4.10(c), effective as of the Effective Time, ADP does hereby, on behalf of itself and each other member of the ADP Group, their respective Affiliates (other than any member of the Dealer Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of the Dealer Group), directors, officers, agents or employees of any member of the ADP Group (in each case, in their respective capacities as such) (the “ADP Releasors”), unconditionally and irrevocably release and discharge each of Dealer, the other members of the Dealer Group, their respective Affiliates (other than any member of the ADP Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Dealer Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Dealer Parties”), from any and all Liabilities existing or arising in connection with the implementation of the Separation (the “ADP Claims”); and the ADP Releasors hereby, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any ADP Claim.

(b) Except as provided in Section 4.10(c), effective as of the Effective Time, Dealer does hereby, on behalf of itself and each other member of the Dealer Group, their respective Affiliates (other than any member of the ADP Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of the ADP Group), directors, officers, agents or employees of any member of the Dealer Group (in each case, in their respective capacities as such) (the “Dealer Releasors”), unconditionally and irrevocably release and discharge each of ADP, the other members of the ADP Group, their respective Affiliates (other than any member of the Dealer Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of the Dealer Group), directors, officers, agents or employees of any member of the ADP Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “ADP Parties”), from any and all Liabilities existing or arising in connection with the implementation of the Separation (the “Dealer Claims”); and the Dealer Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any Dealer Claim.

(c) Nothing contained in Section 4.10(a) or 4.10(b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement, nor shall anything contained in this Agreement or any Ancillary Agreement be interpreted as terminating as of the Effective Time any rights under this Agreement or any Ancillary Agreement. For purposes of clarification, nothing contained in Section 4.10(a) or 4.10(b) shall release any Person from:

(i) any Liability provided in or resulting from this Agreement or any of the Ancillary Agreements (including for greater certainty, any Liability resulting or flowing from any breaches of such agreements that arose prior to the Effective Time);

(ii) with respect to ADP, any ADP Liability and, with respect to Dealer, any Dealer Liability;

(iii) any Liability that the Parties may have under Article IV with respect to Third Party Claims;

(iv) any Liability for unpaid Inter-Group Indebtedness; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.10.

In addition, nothing contained in this Section 4.10 shall release ADP from honoring its existing obligations to indemnify any director, officer or employee of Dealer who was a director, officer or employee of ADP or any other member of the ADP Group on or prior to the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any litigation involving ADP or any other member of the ADP Group and was entitled to such indemnification pursuant to the then existing obligations of a member of the ADP Group.

(d) ADP shall not make, and shall not permit any other member of the ADP Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Dealer or any other member of the Dealer Group or any other Person released pursuant to Section 4.10(a), with respect to any Liabilities released pursuant to Section 4.10(a). Dealer shall not make, and shall not permit any other member of the Dealer Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against ADP or any other member of the ADP Group or any other Person released pursuant to Section 4.10(b), with respect to any Liabilities released pursuant to Section 4.10(b).

ARTICLE V

ANCILLARY AGREEMENTS

Section 5.1 Data Center Services Agreement. All matters relating to or arising out of ADP’s data center shall be governed by the Data Center Services Agreement, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Data Center Services Agreement and this Agreement or any other Ancillary Agreement, the Data Center Services Agreement shall govern to the extent of the inconsistency.

Section 5.2 Employee Matters Agreement. All matters relating to or arising out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the ADP Group or the Dealer Group shall be governed by the Employee Matters Agreement, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Employee Matters Agreement and this Agreement or any other Ancillary Agreement, the Employee Matters Agreement shall govern to the extent of the inconsistency.

Section 5.3 Intellectual Property Transfer Agreement. All matters relating to the ownership and right to use Intellectual Property, including the “ADP” name, shall be governed exclusively by the Intellectual Property Transfer Agreement, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Intellectual Property Transfer Agreement and this Agreement or any other Ancillary Agreement, the Intellectual Property Transfer Agreement shall govern to the extent of the inconsistency.

Section 5.4 Tax Matters Agreement. All matters relating to taxes shall be governed exclusively by the Tax Matters Agreement, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Tax Matters Agreement and this Agreement or any other Ancillary Agreement, the Tax Matters Agreement shall govern to the extent of the inconsistency.

Section 5.5 Transition Services Agreement. All matters relating to the provision of support and other services by the ADP Group to the Dealer Group after the Effective Time, covered by the Transition Services Agreement, shall be governed exclusively by the Transition Services Agreement, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Transition Services Agreement and this Agreement or any other Ancillary Agreement, the Transition Services Agreement shall govern to the extent of the inconsistency.

Section 5.6 Restructuring Documents. All matters relating to the Restructuring shall be governed exclusively by the applicable Restructuring Documents, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the applicable Restructuring Documents and this Agreement or any other Ancillary Agreement, the applicable Restructuring Document shall govern to the extent of the inconsistency.

ARTICLE VI

CERTAIN ADDITIONAL COVENANTS

Section 6.1 Consents for Business. After the Effective Time, each Party shall cause the appropriate members of its respective Group to prepare and file with the appropriate Governmental Authorities applications for the transfer or issuance, as each of the Parties determines is necessary or advisable, to its Group of all material Consents required for the members of its Group to operate its Business. The members of the Dealer Group and the members of the ADP Group shall cooperate and use all reasonable efforts to secure the transfer or issuance of such Consents.

Section 6.2 Additional Consents. In addition to the actions described in Section 6.1, the members of the ADP Group and the members of the Dealer Group shall cooperate to make all other filings and to give notice to and obtain any Consent required or advisable to consummate the transactions that are contemplated to occur from and after the Effective Time by this Agreement and the Ancillary Agreements.

Section 6.3 Further Assurances.

(a) Each of the Parties shall use its commercially reasonable efforts, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Distribution Date, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and make all filings with, and to obtain all Consents, under any permit, license, agreement, indenture or other instrument, and take all such other actions as either Party may request to be taken by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and, to the extent necessary, (i) the transfer of any Dealer Asset from any member of the ADP Group to any member of the Dealer Group and the assignment and assumption of any Dealer Liability by any member of the Dealer Group and (ii) the transfer of any ADP Asset from any member of the Dealer Group to any member of the ADP Group and the assignment and assumption of any ADP Liability by any member of the ADP Group, and the other transactions contemplated hereby and thereby; provided that neither Party shall be obligated to make any payment, incur any obligation or grant any concession, other than the payment of ordinary and customary fees to Governmental Authorities.

(c) ADP and Dealer, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each properly ratify or cause to be taken any actions that are reasonably necessary or desirable to be taken by ADP and Dealer, or any of their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement and any Ancillary Agreement.

(d) Each of the Parties shall, and shall cause each of the members of their respective Groups, at the request of the other, to use its commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution or amendment required to novate (including with respect to any federal government contract) or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Dealer Liabilities or ADP Liabilities, as the case may be, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of either the Dealer Group or the ADP Group, as the case may be, so that, in any such case, such Group will be solely responsible for all such Liabilities.

(e) In the event that at any time and from time to time after the Effective Time any member of the ADP Group shall receive or otherwise possess any Dealer Asset, ADP shall or shall cause such member of the ADP Group to promptly transfer such Dealer Asset to Dealer or its Affiliate or designee.

(f) In the event that at any time and from time to time after the Effective Time any member of the Dealer Group shall receive or otherwise possess any ADP Asset, Dealer shall or shall cause such member of the Dealer Group to promptly transfer such ADP Asset to ADP or its Affiliate or designee.

Section 6.4 Future Activities. Following the Effective Time and except as set forth in any Ancillary Agreement, no member of either Group shall have any duty to refrain from (a) engaging in the same or similar activities or lines of business as any member of the other Group, (b) conducting its business with any potential or actual supplier or customer of any member of the other Group or (c) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the Group.

Section 6.5 Settlement of Certain Insurance Claims.

(a) Notwithstanding the provisions of Section 2.3(a), the Parties acknowledge and agree that, following the Distribution Date, Dealer may make claims arising out of occurrences or events relating to the Dealer Business that occurred prior to the Distribution Date against applicable insurance policies of ADP covering periods prior to the Distribution Date (the “Pre-Distribution Policies”), in accordance with the terms and subject to the conditions of such Pre-Distribution Policies. ADP shall not be responsible to negotiate, investigate, defend, settle or otherwise handle such claims on behalf of Dealer. Notwithstanding the foregoing, each Party agrees to keep the other Party apprised of the status of any such claims and to cooperate and assist the other Party in a commercially reasonable manner in connection with the communications and discussions with the applicable insurance providers under the Pre-Distribution Policies. ADP shall instruct the applicable insurance carrier to negotiate with and accept proof of Loss directly from Dealer with respect to such claims, and to pay such claims directly to Dealer. ADP and Dealer each agree to provide necessary releases to resolve claim settlements.

(b) To the extent that the limits of any Pre-Distribution Policies preclude payment in full of Unrelated Claims filed by ADP and Dealer, the insurance proceeds available under such policies shall be paid to ADP and/or Dealer on a FIFO Basis.

(c) In the event that, after the Distribution Date, ADP and Dealer file Related Claims under any Pre-Distribution Policies, each of Dealer and ADP shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims.

Section 6.6 Transitional Use of ADP Name. ADP agrees that the Dealer Group shall have a royalty-free, non-exclusive, non-transferable right to use the trademark “ADP” and the “ADP” logo only in the following manner: (a) to the extent reasonably required during a transitional period not to exceed one (1) year following the Distribution Date; provided Dealer is diligently transitioning off of such use during such time; (b) solely to the extent that any tangible materials acquired by the Dealer Group hereunder contain the “ADP” trademark or “ADP” logo at the time such tangible materials are acquired by the Dealer Group hereunder, for a transitional period not to exceed six (6) months following the Distribution Date; and (c) solely with respect to software releases acquired by the Dealer Group hereunder and installed at sites of clients as of the Distribution Date, for a transitional period ending on the date that a new release of such software has been installed at such client site by the Dealer Group but in any event not later than one (1) year following the Distribution Date; provided that the Dealer Group shall not be liable for a breach of this clause (c) with respect to software used by a client if such client has not permitted the Dealer Group to install a new release in accordance with this clause (c), provided that the Dealer Group shall have used its reasonable commercial efforts to comply with this clause (c) and the Dealer Group is in compliance with this clause (c) within two (2) years following the Distribution Date. ADP agrees further that the Dealer Group shall have a perpetual, royalty-free, non-exclusive, non-transferable right to use the trademark “ADP” solely with respect to software that contains such trademark at the time such software is acquired by the Dealer Group hereunder, provided that such software is used solely by, and is not made available to persons other than, the Dealer Group. Any uses of the “ADP” trademark or the “ADP” logo during the periods referred to above shall be subject to ADP’s right to approve the manner, style and placement of the “ADP” trademark or “ADP” logo on or in connection with any materials, goods or services, except to the extent that any tangible materials acquired by the Dealer Group hereunder already contain the “ADP” trademark or “ADP” logo. All uses of the “ADP” trademark and “ADP” logo by the Dealer Group shall inure to the exclusive benefit of ADP, and the Dealer Group shall acquire no ownership rights of any kind or nature in and to the “ADP” trademark or the “ADP” logo by virtue of this transitional right to use such trademark or logo.

ARTICLE VII

ACCESS TO INFORMATION

Section 7.1 Agreement for Exchange of Information.

(a) Each of ADP and Dealer, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Party and its auditors, at any time after the Distribution Date, as soon as reasonably practicable after written request therefor from such other Party, any Information in the possession or under the control of such respective Group (including access to such Group’s accountants, personnel and facilities) that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party (including pursuant to Section 7.1(d)), (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement (other than with respect to matters governed by the Tax Matters Agreement, which shall remain subject solely to the terms and conditions set forth therein); provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall take reasonable measures to permit the compliance with the obligations pursuant to this Section 7.1(a) in a manner that avoids any such harm or consequence. ADP and Dealer intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.

(b) Following the Distribution Date, each Party shall make its employees available during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder.

(c) Until the end of the first full ADP fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts, consistent with past practice, to enable the other Party to meet its timetable for dissemination of its financial statements and enable such other Party’s auditors to timely complete their annual audit and quarterly financial statements.

(d) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of the other Party to make the certifications required of them by Rule 13a-14 under the Exchange Act, within thirty (30) days following the end of any fiscal quarter during which Dealer is a Subsidiary of ADP, each Party shall cause its officers or employees to provide the other Party with the certification statements of such officers and employees with respect to such quarter or portion thereof, in substantially the same form and manner as such officers or employees provided such certification statements prior to the Distribution Date, or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the Separation, Distribution and any other transactions related thereto.

Section 7.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 7.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 7.3 Compensation for Providing Information. The Party requesting such Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information or for providing explanations of Information provided, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party’s Group. Except as may be specifically provided elsewhere in this Agreement or in any other Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s reasonable standard methodology and procedures.

Section 7.4 Record Retention. Except as otherwise required or agreed in writing, or as otherwise provided in the Tax Matters Agreement, each Party shall use its good faith efforts to retain, in accordance with such Party’s record retention practices as in effect from time to time, all significant Information in such Party’s possession or under its control relating to the Business, Assets or Liabilities of the other Party, and, for a period of two (2) years following the Distribution Date, prior to destroying or disposing of any such Information, (a) the Party proposing to dispose of or destroy any such Information shall use its good faith efforts to provide reasonable prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other Party, the Party proposing to dispose of or destroy such Information shall promptly arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall take reasonable measures to permit the compliance with the obligations pursuant to this Section 7.4 in a manner that avoids any such harm or consequence. ADP and Dealer intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.

Section 7.5 Limitation of Liability. Notwithstanding Article IV, no Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement (and not otherwise constituting part of this Agreement, its Exhibits or Schedules), or otherwise in connection with the Separation and the other transactions contemplated hereby, is found to be inaccurate, whether such Information is exchanged or provided prior to or after the Effective Time. No Party shall have any Liability to the other Party if any Information is disposed of or destroyed after using good faith efforts to comply with its obligations under Section 7.4 with respect to the retention of such Information.

Section 7.6 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement. The provisions of Section 7.1 through Section 7.7 shall not apply to matters governed by the Tax Matters Agreement.

Section 7.7 Production of Witnesses; Records; Cooperation.

(a) Except in the case of an Action by one Party against another Party (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use its commercially reasonable efforts to make available to the Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, and shall otherwise cooperate in such defense, settlement or compromise.

(c) Without limiting the foregoing, the Parties shall cooperate and consult, and shall cause each member of its respective Group to cooperate and consult, to the extent reasonably necessary with respect to any Actions and any Related Claims with respect thereto.

(d) Without limiting any provision of this Section 7.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, at the other Party’s sole cost and expense, with the other Party and each member of its respective Group in the defense of any claim that the Business of the other Party or its Group members infringes upon or misappropriates third Person Intellectual Property and shall not acknowledge or concede, or permit any member of its respective Group to acknowledge or concede (i) that the Business of the other Party or its Group members infringes upon such third Person Intellectual Property (ii) or that such third Person Intellectual Property is valid or enforceable, in a manner that would hamper or undermine the defense of such infringement or misappropriation claim.

(e) In connection with any matter contemplated by this Section 7.7, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

(f) With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Each of ADP and Dealer agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 7.8 Confidentiality.

(a) General. Each Party acknowledges (i) that such Party has in its possession and, in connection with this Agreement and the Ancillary Agreements such Party will receive, Information of the other Party that is not available to the general public, and (ii) that such Information may constitute, contain or include material non-public Information of the other Party. Subject to Section 7.8(c), as of the Distribution Date, ADP, on behalf of itself and each of its Affiliates, and Dealer, on behalf of itself and each of its Affiliates, agrees to hold, and to cause its and their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution Date, all Information (including Information received and/or obtained pursuant to Section 7.1) concerning the other Party (or its Business) and such other Party’s Affiliates (or their respective Business) that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Party or the other Party’s Affiliates or their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement and the Ancillary Agreements, and will not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information: (i) is or becomes available to the general public, other than as a result of a disclosure by such Party or its Affiliates or any of their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement; (ii) was available to such Party or its Affiliates or becomes available to such Party or its Affiliates, on a non-confidential basis from a source other than the other Party hereto, provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or its Affiliates by a contractual, legal or fiduciary obligation; or (iii) is independently generated by such Party without use of or reference to any proprietary or confidential Information of the other Party.

(b) No Disclosure, Compliance with Law, Return or Destruction. Following the Effective Time, each Party agrees not to release or disclose, or permit to be released or disclosed, any Information with respect to the other Party to any other Person, except its directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who need to know such Information in connection with this Agreement or the Ancillary Agreements or for valid business reasons relating thereto, and except in compliance with Section 7.8(c). Each Party shall advise its directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information of such Party’s confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the other Party. Following the Effective Time, each Party shall, and shall cause, its directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information to, use such Information only in accordance with (i) the terms of this Agreement or the Ancillary Agreements and (ii) applicable Law (including federal and state securities Laws). Following the Effective Time, each Party shall promptly, after receiving a written request of the other Party, return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the other Party; provided, however, that in no event shall either Party be required to destroy any hardware that includes Information if such Information is only accessible to highly skilled computer experts and cannot otherwise be deleted or destroyed without undue cost or effort (provided that such Information will remain subject to the confidentiality protection provisions herein).

(c) Protective Arrangements. Notwithstanding anything herein to the contrary, in the event that, following the Effective Time, either Party or any of its directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders, investors or other advisors or representatives either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules or regulations of a Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, if possible, notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the other Party in seeking any reasonable protective arrangements requested by such other Party. In the event that a protective arrangement is not obtained, the Person that received such request (i) may thereafter disclose or provide such Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its commercially reasonable efforts to have confidential treatment accorded any such Information so furnished.

Section 7.9 Privileged Information. In furtherance of the rights and obligations of the Parties set forth in this Article VII:

(a) Each of Dealer (on behalf of itself and the other members of the Dealer Group) and ADP (on behalf of itself and the other members of the ADP Group) acknowledges that: (i) each member of the Dealer Group and the ADP Group has or may obtain Information that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine, the common interest and joint defense doctrines or other applicable privileges (“Privileged Information”); (ii) actual, threatened or future Actions have been or may be asserted by or against, or otherwise affect, some or all members of the Dealer Group or the ADP Group; (iii) members of the Dealer Group and the ADP Group have or may in the future have a common legal interest in such Actions, in the Privileged Information and in the preservation of the protected status of the Privileged Information; and (iv) each of Dealer and ADP (on behalf of itself and the other members of its Group) intends that the transactions contemplated by this Agreement and the Ancillary Agreements and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any applicable privilege or protection afforded Privileged Information.

(b) Each of Dealer and ADP agrees, on behalf of itself and each member of the Group of which it is a member, not to intentionally disclose or otherwise intentionally waive any privilege or protection attaching to any Privileged Information relating to a member of the other Group, without consulting with the other.

ARTICLE VIII

NO REPRESENTATIONS OR WARRANTIES

Section 8.1 NO REPRESENTATIONS OR WARRANTIES. EACH PARTY, ON BEHALF OF ITSELF AND ALL MEMBERS OF ITS GROUP, UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER ANCILLARY AGREEMENT, (A) NO MEMBER OF THE ADP GROUP, THE DEALER GROUP OR ANY OTHER PERSON IS, IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT, MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, TO ANY PARTY OR ANY MEMBER OF ANY GROUP IN ANY WAY WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, ANY ADP ASSETS, ANY ADP LIABILITIES, THE ADP BUSINESS, ANY DEALER ASSETS, ANY DEALER LIABILITIES OR THE DEALER BUSINESS, (B) EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE ASSETS, THE BUSINESS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY APPLICABLE ANCILLARY AGREEMENT, NONE OF ADP, DEALER OR ANY MEMBERS OF THE ADP GROUP OR DEALER GROUP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO ANY OF THE

PRE-DISTRIBUTION TRANSACTIONS OR THE DISTRIBUTION OR THE ENTERING INTO OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCES OF ASSETS SHALL PROVE TO BE INSUFFICIENT OR THAT THE TITLE OF ANY MEMBER OF ANY GROUP TO ANY ASSETS SHALL BE OTHER THAN GOOD AND MARKETABLE AND FREE FROM ENCUMBRANCES.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated by ADP in its sole discretion at any time prior to the consummation of the Distribution.

Section 9.2 Effect of Termination. In the event of any termination of this Agreement prior to consummation of the Distribution, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party.

ARTICLE X

MISCELLANEOUS

Section 10.1 Complete Agreement; Representations.

(a) This Agreement, together with the Exhibits and Schedules hereto and the other Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b) ADP represents on behalf of itself and each other member of the ADP Group and Dealer represents on behalf of itself and each other member of the Dealer Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated by such agreements; and

(ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), and each of the Ancillary Agreements to which it is or will be a party is or will be duly executed and delivered by it and will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other party or parties to such Ancillary Agreements), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

Section 10.2 Costs and Expenses. Except as expressly provided in this Agreement or any Ancillary Agreement, and except with respect to the Transaction Expenses (defined below) set forth on Schedule 10.2 to be borne by Dealer, the ADP Group shall bear all costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (the “Transaction Expenses”) to the extent such costs and expenses are incurred on or prior to the Distribution Date. Except as expressly provided in this Agreement, any Ancillary Agreement or Schedule 10.2, each Party shall bear its respective Transaction Expenses to the extent incurred after the Distribution Date.

Section 10.3 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 10.4 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to ADP or any member of the ADP Group, to:

Automatic Data Processing, Inc.

One ADP Boulevard

Roseland, New Jersey 07068

Attn: General Counsel

Fax: (973) 974-3399

If to Dealer or any member of the Dealer Group, to:

CDK Global Holdings, LLC

1950 Hassell Road Suite 1000

Hoffman Estates, IL 60169-6308

Attn: General Counsel

Fax: (847) 781-9873

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

Section 10.5 Amendment, Modification or Waiver.

(a) Prior to the Effective Time, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by ADP in its sole discretion by execution of a written amendment delivered to Dealer. Subsequent to the Effective Time, this Agreement may be amended, modified, supplemented or superseded only by an instrument signed by duly authorized signatories of both Parties.

(b) Following the Effective Time, any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 10.6 No Assignment; Binding Effect; No Third Party Beneficiaries.

(a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except that following the Effective Time each Party hereto may assign any or all of its rights, interests and obligations hereunder to an Affiliate; provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided, further, that any such assignment shall not relieve the assigning party of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

(b) Except for the provisions of Article IV relating to indemnification, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.8 Negotiation. In the event that any dispute arises between the Parties that cannot be resolved, either Party shall have the right to refer the dispute for resolution to the chief financial officers of the Parties by delivering to the other Party a written notice of such referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, the chief financial officers of the Parties shall negotiate in good faith to resolve such dispute. In the event that the chief financial officers of the Parties are unable to resolve such dispute within fifteen (15) business days after receipt of the Dispute Escalation Notice, either Party shall have the right to refer the dispute to the chief executive officers of the Parties, who shall negotiate in good faith to resolve such dispute. In the event that the chief executive officers of the Parties are unable to resolve such dispute within thirty (30) business days after the date of the Dispute Escalation Notice, either Party shall have the right to commence litigation in accordance with Section 10.10. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent Action.

Section 10.9 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 10.10 New York Forum. Subject to the prior exhaustion of the procedures set forth in Section 10.8, each of the Parties agrees that, notwithstanding anything herein, all Actions arising out of or in connection with this Agreement or any Ancillary Agreement (except to the extent any such Ancillary Agreement provides otherwise), or for recognition and enforcement of any judgment arising out of or in connection with the foregoing agreements, shall be tried and determined exclusively in the state or federal courts in the State of New York, County of New York, and each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) any claim that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement or any such Ancillary Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.4 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN THIS SECTION, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

Section 10.12 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.13 Severability. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

Section 10.14 No Set-Off. Each Party’s obligation to pay fees or make any other required payments under this Agreement shall not be subject to any right of offset, set-off, deduction or counterclaim, however arising, including, without limitation, pursuant to any claims under any of the Ancillary Agreements.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Michael A. Bonarti
	Name:	Michael A. Bonarti
	Title:	Vice President

CDK Global Holdings, LLC

By:	/s/ Jan Siegmund
	Name:	Jan Siegmund
	Title:	Vice President and Controller

[Signature Page – Separation and Distribution Agreement]

Schedule 2.3(c)(i)

ADP Assigned Agreements

All contracts with third parties entered into prior to the date of the foregoing Separation Agreement that were executed by a member of the ADP Group, but which relate solely to the Dealer Business, shall be deemed assigned by such ADP Group member to the Dealer Group, notwithstanding that such contracts are not identified on this Schedule.

Schedule 2.3(c)(ii)

Dealer Assigned Agreements

All contracts with third parties entered into prior to the date of the foregoing Separation Agreement that were executed by an entity that is now (or pursuant to the Separation and Distribution, will become) a member of the Dealer Group, but which relate solely to the ADP Business, shall be deemed to be assigned by such entity to the ADP Group, notwithstanding that such contracts are not identified on this Schedule.

Schedule 2.3(d)

Surviving ADP Group and

Dealer Group Agreements

Leases

1.	Guaranty given by Automatic Data Processing, Inc., commencing as of September 13, 2002 and expiring on September 30, 2017,[1] with respect to the real property lease between Digital Motorwork L.P. and TPG-Park 22 LLC (successor in interest to Walton Stacy Investors III, L.P.) for 8601 Ranch Road 2222, Austin, TX.

2.	Indemnity Agreement made by Automatic Data Processing, Inc., commencing as of September 1, 2013 and expiring on August 31, 2018, with respect to the real property lease between ADP Canada Co. (successor in interest to ADP Dealer Services, Ltd. and Amexon Property Management Inc. (successor in interest to 1200/1210/1220 Sheppard Avenue East Limited).

3.	Guaranty given by Automatic Data Processing, Inc., commencing as of December 3, 2010 and expiring on March 31, 2015, with respect to the real property lease between ADP Dealer Services Deutschland GmbH. and IAK Dritte Immobilienfonds Koln GmbH & Co. Projekte Ludwigshafen/ Wulfrath KG for 1 ADP Strasse 42489 Wulfrath, Germany.

4.	Standard Industrial Lease dated as of May 15, 2012 and expiring on October 31, 2017, between TA/Western, LLC (as predecessor-in-interest to Teachers Insurance and Annuity Association of America, For the Benefit of The Real Estate Account, as landlord, and ADP, Inc. relating to the leasing of premises located at 13926 Equitable Road, Cerritos, California 90703.

5.	Lease Agreement dated as of September 17, 2013 and expiring on March 31, 2019, between 500 Woodward LLC, as landlord, and ADP, Inc., as amended by that certain First Amendment to Lease Agreement dated as of February 24, 2014 relating to the leasing of premises located at 500 Woodward Avenue, Detroit, MI.

6.	Agreement of Lease dated August 29, 2013 and expiring on October 14, 2016, between 2000 Ponce De Leon Square, Inc., as landlord, and ADP, Inc., as tenant, relating to the leasing of premises located at 2000 Ponce De Leon Boulevard, Suite 103, Coral Gables, Florida, 33134.

[1]	Expiration dates reflect the expiration of the current lease terms.

Schedule 2.3(d)

(Cont’d)

7.	Office Lease dated as of July 30, 1997 and expiring on June 30, 2015, between 2550 Gray Falls, Inc. (predecessor-in-interest to LandPark Commercial, LLC), as landlord, and Traver Technologies, Inc. (predecessor-in-interest to ADP, Inc., as tenant, as amended by that certain Landlord Consent to Assignment and Assumption and Amendment to Lease dated November 30, 2000, as amended by that certain Second Amendment to Lease dated December 23, 2004, as amended by that certain Third Amendment to Lease dated June 28, 2005, as amended by that certain Fourth Amendment to Lease dated November 19, 2010, as amended by that certain Amendment No. 5 to Lease dated August 4, 2011, and as amended by that certain Amendment No. 6 to Lease dated July 10, 2012, relating to that certain premises located at 2550 Gray Falls, Suite 400, Houston, TX 77077.

8.	Lease dated October 31, 2003 and expiring on February 28, 2015, between Highlands Group of Madison, LLC, as landlord, and ADP, Inc., as tenant, as amended by that certain Letter Agreement dated November 5, 2008, and that certain Lease Extension Notice and Agreement dated September 28, 2011, relating to the leasing of premises located at 2985 Triverton Pike Drive, Fitchburg, Wisconsin 53711.

9.	Lease dated as of October 25, 2007 and expiring on November 30, 2016, by and between Paino Associates, LLC, as landlord, and ADP, Inc., as tenant, as amended by that certain First Amendment and Modification of Lease dated as of August 6, 2010, and as amended by that certain Second Amendment and Modification of Lease dated as of September 12, 2013, relating to that certain premises located at 23 Midstate Drive., Auburn, MA 01501.

10.	Standard Office Lease Agreement dated as of July 10, 1996 and expiring February 29, 2016, by and between Mid-Cities Partners, Ltd. (predecessor-in-interest to MLMT 2005-LC1 Freeway Offices, LLC), as landlord, and ADP, Inc., as tenant, as amended by that certain First Amendment to Lease Agreement dated as of March 1, 2000, as amended by that certain Second Amendment to Lease Agreement dated as of April 1, 2004, as amended by that certain Third Amendment to Lease Agreement dated as of May 19, 2005, as amended by that certain Fourth Amendment to Lease dated November 10, 2011, and as amended by that certain Fifth Amendment to Lease dated as of October 29, 2012, relating to that certain premises located at 4001 Airport Freeway, Suite 300 & 400 Bedford, TX 76061.

11.	Limited Delegation of Financial Obligations given by Automatic Data Processing, Inc. covering the period commencing as of July 1, 1997 and expiring on September 30, 2014, with respect to those certain Agreements for Guarantee of Deductible Reimbursement & Premium Payments (numbered respectively 2145, 2781, 3475, 3960, 6810, 7149, 0504), by and between Liberty Mutual Insurance Company, its parents, subsidiaries and affiliates, on the one hand, and Automatic Data Processing, Inc., on the other hand.

Schedule 2.3(f)

Guaranty Fees

Agreement Description		Monthly fee*
I. Leases
1.	Guaranty given by Automatic Data Processing, Inc., commencing as of September 13, 2002 and expiring on September 30, 2017, with respect to the real property lease between Digital Motorwork L.P. and TPG-Park 22 LLC (successor in interest to Walton Stacy Investors III, L.P.) for 8601 Ranch Road 2222, Austin, TX.	$1,279.74

2.	Indemnity Agreement made by Automatic Data Processing, Inc., commencing as of September 1, 2013 and expiring on August 31, 2018, with respect to the real property lease between ADP Canada Co. (successor in interest to ADP Dealer Services, Ltd. And Amexon Property Management Inc. (successor in interest to 1200/1210/1220 Sheppard Avenue East Limited).	$223.30

3.	Guaranty given by Automatic Data Processing, Inc., commencing as of December 3, 2010 and expiring on March 31, 2015, with respect to the real property lease between ADP Dealer Services Deutschland GmbH. and IAK Dritte Immobilienfonds Koln GmbH & Co. Projekte Ludwigshafen/ Wulfrath KG for 1 ADP Strasse 42489 Wulfrath, Germany.	$397.25

4.	Standard Industrial Lease dated as of May 15, 2012 and expiring on October 31, 2017, between TA/Western, LLC (as predecessor-in-interest to Teachers Insurance and Annuity Association of America, For the Benefit of The Real Estate Account, as landlord, and ADP, Inc. relating to the leasing of premises located at 13926 Equitable Road, Cerritos, California 90703.	$90.49

*	Fees to be invoiced on a quarterly basis, with payment due within 30 days of invoice, and payable so long as the guaranty remains in effect.

Schedule 2.3(f)

(Cont’d)

Agreement Description		Monthly fee*
5.	Lease Agreement dated as of September 17, 2013 and expiring on March 31, 2019, between 500 Woodward LLC, as landlord, and ADP, Inc., as amended by that certain First Amendment to Lease Agreement dated as of February 24, 2014 relating to the leasing of premises located at 500 Woodward Avenue, Detroit, MI.	$559.65

6.	Agreement of Lease dated August 29, 2013 and expiring on October 14, 2016, between 2000 Ponce De Leon Square, Inc., as landlord, and ADP, Inc., as tenant, relating to the leasing of premises located at 2000 Ponce De Leon Boulevard, Suite 103, Coral Gables, Florida, 33134.	$70.26

7.	Office Lease dated as of July 30, 1997 and expiring on June 30, 2015, between 2550 Gray Falls, Inc. (predecessor-in-interest to LandPark Commercial, LLC), as landlord, and Traver Technologies, Inc. (predecessor-in-interest to ADP, Inc., as tenant, as amended by that certain Landlord Consent to Assignment and Assumption and Amendment to Lease dated November 30, 2000, as amended by that certain Second Amendment to Lease dated December 23, 2004, as amended by that certain Third Amendment to Lease dated June 28, 2005, as amended by that certain Fourth Amendment to Lease dated November 19, 2010, as amended by that certain Amendment No. 5 to Lease dated August 4, 2011, and as amended by that certain Amendment No. 6 to Lease dated July 10, 2012, relating to that certain premises located at 2550 Gray Falls, Suite 400, Houston, TX 77077.	$45.50

8.	Lease dated October 31, 2003 and expiring on February 28, 2015, between Highlands Group of Madison, LLC, as landlord, and ADP, Inc., as tenant, as amended by that certain Letter Agreement dated November 5, 2008, and that certain Lease Extension Notice and Agreement dated September 28, 2011, relating to the leasing of premises located at 2985 Triverton Pike Drive, Fitchburg, Wisconsin 53711.	$25.64

*	Fees to be invoiced on a quarterly basis, with payment due within 30 days of invoice, and payable so long as the guaranty remains in effect.

Schedule 2.3(f)

(Cont’d)

Agreement Description		Monthly fee*
9.	Lease dated as of October 25, 2007 and expiring on November 30, 2016, by and between Paino Associates, LLC, as landlord, and ADP, Inc., as tenant, as amended by that certain First Amendment and Modification of Lease dated as of August 6, 2010, and as amended by that certain Second Amendment and Modification of Lease dated as of September 12, 2013, relating to that certain premises located at 23 Midstate Drive., Auburn, MA 01501.	$20.27

10.	Standard Office Lease Agreement dated as of July 10, 1996 and expiring February 29, 2016, by and between Mid-Cities Partners, Ltd. (predecessor-in-interest to MLMT 2005-LC1 Freeway Offices, LLC), as landlord, and ADP, Inc., as tenant, as amended by that certain First Amendment to Lease Agreement dated as of March 1, 2000, as amended by that certain Second Amendment to Lease Agreement dated as of April 1, 2004, as amended by that certain Third Amendment to Lease Agreement dated as of May 19, 2005, as amended by that certain Fourth Amendment to Lease dated November 10, 2011, and as amended by that certain Fifth Amendment to Lease dated as of October 29, 2012, relating to that certain premises located at 4001 Airport Freeway, Suite 300 & 400 Bedford, TX 76061.	$357.99

11.	Limited Delegation of Financial Obligations given by Automatic Data Processing, Inc. covering the period commencing as of July 1, 1997 and expiring on September 30, 2014, with respect to those certain Agreements for Guarantee of Deductible Reimbursement & Premium Payments (numbered respectively 2145, 2781, 3475, 3960, 6810, 7149, 0504), by and between Liberty Mutual Insurance Company, its parents, subsidiaries and affiliates, on the one hand, and Automatic Data Processing, Inc., on the other hand.	$3,125.00

*	Fees to be invoiced on a quarterly basis, with payment due within 30 days of invoice, and payable so long as the guaranty remains in effect.

Schedule 4.3(d)

ADP Statements in

Information Statement

1.	Letter to ADP stockholders from Carlos A. Rodriguez.

2.	The information set forth under the first through the thirteenth, the penultimate sentence of the fourteenth, the seventeenth and the twenty-first questions and answers under “Summary—Questions and Answers About the Distribution.”

3.	The information set forth under the first through the ninth and the thirteenth line items under “Summary—Distribution.”

4.	The information set forth under the following headings:

“Distribution—General”

“Distribution—Reasons for the Distribution”

“Distribution—The Number of Shares You Will Receive”

“Distribution—When and How You Will Receive the Dividend”

“Distribution—Material U.S. Federal Income Tax Consequences of the Distribution”

5.	The information set forth under the heading “Executive Compensation—Compensation Discussion and Analysis.”

Schedule 10.2

Transaction Expenses

Dealer shall be responsible for (i) all financing, commitment or other fees payable in connection with the Term Loan Facility and the Revolving Credit Facility, each entered into in connection with the Dealer Cash Dividend and (ii) any legal and administrative expenses incurred in connection therewith.